EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 24, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2004 Annual Report to Shareholders of Borland Software Corporation, which is incorporated by reference in Borland Software Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.

/S/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

September 16, 2005